Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Declares Cash Dividend

ELBA, ALABAMA (January 21, 2014)…On January 17, 2014, the Board of Directors of The National Security Group, Inc. (NASDAQ:NSEC), declared a quarterly dividend of $0.03 per share. This cash dividend is payable on February 28, 2014, to shareholders of record February 3, 2014.

This dividend payable February 28, 2014, reflects a 1/2 cent per share increase over last quarter and is based on recent improvement in insurance operations.  However, as disclosed previously, our dividend policy will remain necessarily flexible and will continue to be subject to periodic review.

With its home office in Elba, Alabama, The National Security Group, Inc. is an insurance holding company. Company shares are traded on the NASDAQ Global Market under the symbol NSEC.